Exhibit 99.1

[AVANIR PHARMACEUTICALS LOGO]

AVANIR PHARMACEUTICALS AWARDED $2 MILLION NIH GRANT
TO CONTINUE DEVELOPMENT OF HUMAN ANTIBODY TO ANTHRAX TOXIN

San Diego, June 30, 2006 — Avanir Pharmaceuticals (NASDAQ — AVNR) today announced it has been awarded a $2 million grant from the National Institutes of Health/National Institute of Allergy and Infectious Disease (NIH/NIAID) under its Cooperative Research Partnerships for Biodefense program. The NIH/NIAID grant provides funds to establish a cGMP manufacturing process and to test efficacy of the fully human monoclonal antibody treatment against inhalation anthrax in non-human primates. If successful, these pre-clinical studies can be used to support the filing of an investigational new drug application (IND) for Avanir’s potential anti-anthrax drug candidate, AVP-21D9.

“We are very pleased that the value of our human monoclonal antibody technology has been recognized by the government through the award of this significant grant,” said Eric K. Brandt, President and Chief Executive Officer of Avanir. “Given the substantial resources required to scale up this technology relative to Avanir’s size, we hope this vote of confidence from the government serves as a catalyst to attract additional funding or interest from potential partners interested in large molecule discovery and/or biodefense therapeutics.”

The government grant will fund further pre-clinical development of AVP-21D9, a human monoclonal antibody that targets the Bacillus anthracis protective antigen. AVP-21D9 was discovered through the use of Avanir’s Xenerex™ technology and characterized with funding by prior NIH/NIAID sponsored grants. NIH/NIAID previously sponsored the evaluation of AVP-21D9 in intra-nasal anthrax challenge models in guinea pigs and rabbits through studies conducted at the University of Texas Medical Branch at Galveston, Texas, by Johnny W. Peterson, Ph.D. Those studies, published earlier this year in Infection and Immunity, demonstrated that a single 1 mg/kg dose of AVP-21D9 was able to completely protect rabbits from lethal infection following inhalation of anthrax spores.

About Anthrax
Bacillus anthracis is a spore forming bacterium that may cause serious sickness or death. Depending on the route of pathogen entry, three distinct clinical forms of infection are described: cutaneous (skin), inhalation, and gastrointestinal anthrax infection. According to the U.S. Centers for Disease Control (CDC), with appropriate antimicrobial therapy deaths are rare in cutaneous anthrax, but case-fatality is extremely high in inhalation anthrax, even with supportive antibiotic therapy. Initial symptoms of inhalation anthrax infection may resemble a common cold. B. anthracis bacteria secrete a tripartite exotoxin that primarily contributes to the pathology of the disease. One of the components, the anthrax protective antigen, is believed to be essential for the entry of lethal toxin into cells of infected individuals. AVP-21D9 is designed to target protective antigen and protect the cells from damage by the anthrax toxins.

About AVANIR
Avanir Pharmaceuticals is focused on developing, acquiring and commercializing novel therapeutic products for the treatment of chronic diseases. Avanir’s products and product candidates address therapeutic markets that include the central nervous system, cardiovascular disorders, inflammation and infectious diseases. Avanir currently markets FazaClo®, the only orally-disintegrating formulation of clozapine for the management of severely ill schizophrenic patients who fail to respond adequately to standard schizophrenic drug treatments. FazaClo is also indicated for reducing the risk of suicidal behavior in patients with schizophrenic or schizoaffective disorder. For full prescribing information and important safety information regarding FazaClo, please visit www.fazaclo.com Avanir’s lead product candidate, Neurodex™ for the treatment of involuntary emotional expression disorder, is the subject of a New Drug Application under priority review with the FDA. Additionally, Avanir has initiated a Phase III clinical trial with Neurodex as a potential treatment for patients with painful diabetic neuropathy. Avanir has active collaborations with two international pharmaceutical companies: Novartis International Pharmaceutical Ltd. for the treatment of inflammatory disease and AstraZeneca for the treatment of cardiovascular disease.  The Company’s first commercialized product, abreva®, is marketed in North America by GlaxoSmithKline Consumer Healthcare and is the leading over-the-counter product for the treatment of cold sores. Further information about Avanir can be found at www.avanir.com.

Forward Looking Statement
Statements in this press release that are not historical facts, including statements that are preceded by, followed by, or that include such words as “estimate”, “anticipate”, “believe”, “plan”, or “expect”, or similar statements, are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by such statements.  Avanir‘s monoclonal antibody technology competes with several technologies used by large pharmaceutical and biotechnology companies and is subject to a number of uncertainties, including risks associated with the success of pre-clinical and clinical trials, the progress of research and product development programs, the regulatory approval process, competitive products, future capital requirements, the continuing availability of research grants, and commercialization risks, particularly with drug candidates being developed for the U.S. federal government.  There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance, or that even if such regulatory clearance were received, that such products would ultimately achieve commercial success. Risks and uncertainties also include the risks set forth in Avanir‘s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and from time-to-time in other publicly available information regarding the Company.  Copies of this information are available from Avanir upon request.  Avanir disclaims any intent or obligation to update these forward-looking statements.

Avanir Pharmaceuticals Contacts:
Patrick O’Brien 858-622-5216 pobrien@avanir.com	Patrice Saxon 858-622-5202 psaxon@avanir.com